                                                                    Exhibit 10.1

                                                                  Execution Copy

                               SERVICES AGREEMENT
                  Amended and restated as of September 3, 1999

      AMENDED AND RESTATED SERVICES AGREEMENT, dated as of September 3, 1999 (this "Agreement"), between RSL COMMUNICATIONS, LTD., a Bermuda corporation ("RSL"), and DELTATHREE.COM, INC. (formerly known as Delta Three, Inc.), a Delaware corporation ("Delta").

                              W I T N E S S E T H :
                              -------------------

      WHEREAS, Delta is a subsidiary of RSL;

      WHEREAS, RSL and Delta entered into the Services Agreement, dated July 23, 1997, in connection with the original purchase of shares of Delta by RSL and desire to amend and restate the Services Agreement;

      WHEREAS, Delta is a leading on-line provider of Internet Protocol (IP) communications services and utilizes the Internet and networks based on IP to provide telecommunications products and services (the "Delta Business"); and

      WHEREAS, RSL (together with its direct and indirect subsidiaries, hereinafter referred to as "RSL") has agreed to provide to Delta certain services in connection with the Delta Business and Delta has agreed to provide certain services to RSL.

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                      Term

      Section 1.01. Term. The term of this Agreement shall commence on the date of this Agreement and shall continue for a term of five years, unless terminated earlier in accordance with the provisions of this Agreement (the "Term"); provided, however, that RSL may elect to terminate this Agreement, upon 30 days' written notice, at any time from and after the time that collectively RSL and/or its Affiliates holds less than fifty percent (50%) of Delta's common stock outstanding. Upon termination of the initial Term, the Term shall be automatically extended for additional one year periods unless either party notifies the other of its intent not to extend the Term by giving written notice at least 30 days prior to the end of the initial term or any extended term. "Affiliate" as used in this Agreement shall mean any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

                                   ARTICLE II

                           Office and Equipment Space

      Section 2.01. Office Space. (a) If Delta requires office space for certain of its employees to conduct the Delta Business in a location where, at such time, RSL maintains an office, Delta shall give written notice to RSL specifying the office location and the amount of space therein required by Delta. Upon receipt of such written notice, RSL shall use its reasonable efforts to provide the requested office space to Delta for such employees; provided, however, that in no event shall RSL be obligated to provide Delta with office space for more than that required by the full-time employment of two individuals. Any such office space provided by RSL to Delta shall be shared in accordance with such reasonable procedures for sharing such office space as they shall establish. Delta Three shall pay RSL its proportionate share of all lease payments associated with the office space it shares with RSL.

            (b) Notwithstanding anything contained herein to the contrary, RSL may, in its sole and absolute discretion, vacate all or any of its present or acquired office space, whether or not Delta occupies a portion of such office space at such time, and relocate to any other location without such action by RSL being deemed a breach of this Agreement. In the event that RSL relocates any of its operations to a new office space or obtains additional office space, it shall notify Delta of the existence of the new location, and Delta shall have the right to request a portion of such office space in accordance with the provisions of paragraph (a) of this Section 2.01.

      Section 2.02. Equipment Space. (a) RSL shall provide Delta with access to each location in which RSL has use of international gateway switches, whether owned or leased from, or, if such access does not violate any joint venture agreement, operated in joint venture with, third parties (collectively, the "Switches"), as soon as reasonably practicable after receiving a written request therefor as to each location, in order to permit Delta to collocate the servers used by Delta in connection with the Delta Business (the "Delta Servers") and four of Delta's 19-inch standard telco racks with RSL's Switches; provided that with respect to RSL's Switches located in New York and in RSL's main European hub, RSL shall provide Delta with sufficient access to such locations in order to permit Delta to maintain ten 19-inch standard telco racks for the Delta Servers (collectively, the "Equipment Space"). Delta shall pay RSL its proportionate share of all lease payments made by RSL associated with the Equipment Space. All costs and expenses associated with Internet, frame relay and dedicated line connectivity, as well as any other direct costs or expenses incurred by RSL in connection with the Delta Business, shall be payable by Delta. RSL and Delta shall share the Equipment Space in accordance with such reasonable procedures for the sharing of such space as RSL and Delta shall determine.

            (b) Notwithstanding anything contained herein to the contrary, RSL may, in its sole and absolute discretion, relocate its Switches, whether or not Delta occupies Equipment Space at the original location of such Switches at the time of such relocation, without such action by RSL being deemed a breach of this Agreement, and Delta will, upon 30 days' notice, immediately remove its equipment from the Equipment Space. In the event that RSL relocates


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any of its Switches to a new location or obtains additional Switches, it shall notify Delta of the existence of the new location or the new Switches, and Delta shall have the right to request access to such new location or to the location of any such new Switch in accordance with the provisions of paragraph (a) of this Section 2.02.

      Section 2.03. Conflicts. Notwithstanding anything contained herein to the contrary, RSL shall not be obligated to provide any office space, Equipment Space or other services pursuant to this Article II if any of RSL's current or future Strategic Partners (as defined below) objects, at any time or from time to time, to RSL providing such office space, Equipment Space or other services to Delta; provided that RSL shall use its reasonable efforts to encourage such Strategic Partner to permit RSL to provide such office space, Equipment Space or other services to Delta. The term "Strategic Partner" as used in this Agreement shall mean any partner, shareholder or other investor in RSL or any of its subsidiaries having greater than a 10% equity interest in RSL or any of its subsidiaries, as the case may be.

                                   ARTICLE III

                            Services Provided by RSL

      Section 3.01. Connectivity. RSL shall make reasonable efforts to assist Delta in obtaining Internet, frame relay and dedicated line connectivity from third parties in each country where RSL Switches are collocated with Delta Servers for the maintenance of the Delta Business; provided, however, that Delta shall be solely responsible for any obligations incurred in connection with such services, including the obligations incurred in obtaining such services. At Delta's written request, RSL shall, when purchasing dedicated bandwidth connectivity for its business, use its reasonable efforts to purchase dedicated bandwidth connectivity on behalf of Delta from third party bandwidth suppliers at the same price as RSL pays such third party supplier for its connectivity.

      Section 3.02. Traffic Termination. (a) RSL shall provide to Delta "Termination Service" (as hereinafter defined) for Delta's domestic inbound telephone traffic in each country in which (i) RSL has contracted to receive such services in the ordinary course of its business (the "Domestic Inbound Termination Service") and (ii) Delta Servers are collocated with RSL Switches. For the purposes of this Agreement, "Termination Services" shall mean the termination of voice telephone traffic which originates from the global network utilized by Delta in conducting the Delta Business (the "Delta Global Network"). The Domestic Inbound Termination Service shall be made available to Delta by RSL at the then prevailing fair market rates.

            (b) RSL shall provide to Delta Termination Services for Delta's international outbound telephone traffic in each originating country that Delta Servers are collocated with RSL Switches (the "International Outbound Termination Service"). The International Outbound Termination Service shall be made available to Delta by RSL at the then prevailing fair market rates.


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

      Section 3.03. Traffic Origination. Within a country where Delta Servers are collocated with RSL Switches, RSL will use its best efforts to assist Delta in obtaining services, including toll-free services, from local third parties which shall provide Delta's customers with the ability to "access" the Delta Servers at the same rates that are currently offered by such third parties to RSL for the conduct of RSL's business; provided, however, that Delta shall be solely responsible for any obligations incurred in connection with such services, including the obligations incurred in obtaining such services.

      Section 3.04. Use of RSL Switches and RSL Prepaid Calling Card Platforms.
(a) In each location where a Delta Server is collocated with an RSL Switch, RSL shall, during the Term, provide Delta with the use of an RSL Switch to connect to Delta's carrier customers at a charge of $.01 per minute; provided that Delta shall be charged for the use of each switch port connection provided by RSL to such carrier customers for a minimum of 100,000 minutes per month whether or not such level of usage has been achieved. RSL shall, at Delta's written request, provide such carrier customers with billing and other similar customer-related services which are comparable to the services provided to RSL's customers in the ordinary course of RSL's business (the "Fulfillment Services") at a charge of $.01 per minute of carrier traffic usage.

            (b) In each location in which a Delta Server is collocated with an RSL Switch, RSL shall provide Delta with access to, and the use of, its prepaid calling platforms, if any, for Delta's prepaid calling cards at a charge of $.01 per minute of traffic usage. RSL shall also provide Delta with such customer-related services which are comparable to the prepaid calling services provided by RSL to its prepaid calling card customers in the ordinary course of conducting that business (the "Prepaid Services"), at a charge of $.015 per minute of traffic usage. Delta shall be charged for the use of RSL's prepaid calling platforms, if Delta elects to purchase such service, for a minimum of 100,000 minutes for each month after the date hereof, whether or not such level of usage has been achieved.

      Section 3.05. Procedures. The services to be provided by RSL in accordance with this Article III shall be provided to Delta in accordance with reasonable procedures for operation to be agreed upon between RSL's engineers and Delta within sixty (60) days from the date hereof.

      Section 3.06. Conflicts. Notwithstanding anything contained herein to the contrary, RSL shall not be obligated to provide any services pursuant to this
Article III (i) which RSL no longer generally provides to its customers or (ii) if any of RSL's current or future Strategic Partners objects, at any time or from time to time, to RSL providing such services to Delta; provided that RSL shall use its reasonable efforts to encourage such Strategic Partner to permit RSL to provide such services to Delta.

                                   ARTICLE IV

                           Services Provided by Delta

      Section 4.01. Internet Telephony Services. Delta shall, at RSL's direction, provide RSL with Internet telephony services and facilities necessary to route RSL's international


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telecommunications traffic between all originations and destinations now or hereafter serviced by Delta (each a "Route"); provided that such Internet telephony services and facilities shall be provided to RSL in accordance with reasonable procedures for operation and quality to be agreed upon between RSL's engineers and Delta within sixty (60) days from the date hereof; and provided further that Delta shall not be obligated to provide RSL with more than fifty percent (50%) of the capacity on Delta's Global Network. With respect to each of Delta's Routes, Delta shall make the Internet Telephony Services available to RSL at then prevailing fair market rates.

                                    ARTICLE V

                              Operating Procedures

      Section 5.01. Establishing Operating Procedures. The parties hereto agree to use their reasonable efforts to establish reasonable procedures within sixty
(60) days from the date of this Agreement for the provision of the services provided hereunder. Such procedures shall specify, among other things, the operation and quality of such services and the submission, and completion, of service orders and shall materially comply with procedures that are customary in the telecommunications industry and currently in use by RSL and Delta, as the case may be.

                                   ARTICLE VI

                                 Noncompetition

      Section 6.01. Noncompetition. From and after the date of this Agreement until the two year anniversary of the date of this Agreement, RSL Communications, Ltd. and its subsidiaries in which it has 50% or more of the voting power, shall not (i) directly or indirectly engage in the provision of Internet Telephony Services (as defined below), other than through Delta; provided that Delta provides any requested Internet Telephony Services to RSL promptly and with quality assurance, or (ii) become a stockholder, partner or owner (a "Stockholder") of any entity that provides Internet Telephony Services: provided, however, that RSL may acquire a passive interest of up to twenty percent (20%) in any such entity. "Internet Telephony Service" in this Section
6.01 shall mean (1) the provision of "phone-to-phone" services marketed as Internet Protocal (IP) to the general public, including both individuals and businesses and (2) the following web-based enhanced voice communication services described in Delta's S-1 Registration Statement, filed with the Securities and Exchange Commission on September 3, 1999, marketed to the general public, including both individuals and businesses: "PC-to-phone, D3 Box,, Click IT, Global Roaming, IP-initiated conference calls, Phone-to-PC, D3 Fax, Information services and White Boarding. Notwithstanding anything contained herein to the contrary, (a) RSL shall be permitted to be a Stockholder in any entity that provides Internet Telephony Services following the date of this Agreement so long as, promptly following the date that RSL becomes a Stockholder, the Internet Telephony Services are ancillary to the business of such entity and (b) this Section 6.1 shall not be applicable to any of RSL's subsidiaries which is or becomes a publicly traded corporation.


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

                                  ARTICLE VII

                                 Joint Marketing

      Section 7.01. Marketing and Promotion. Each of RSL and Delta agree to place, in a prominent location, a link on its home page website to the other's home page website. The parties agree to cross-sell each other's products and services, including through promotional materials and customer service representatives and undertake additional promotional efforts as the parties shall agree from time to time; provided, however, that no party shall be obligated to market or promote a product or service of the other party if such product or service competes with the other party's product or service.

                                   ARTICLE VII

                                    Payments

      Section 8.01. Service Charges. (a) As soon as practicable after the end of each calendar month during the Term, RSL shall provide Delta with an invoice detailing the amounts to be paid by Delta in connection with the services provided to Delta hereunder.

            (b) As soon as practicable after the end of each calendar month during the Term, Delta shall provide RSL with an invoice detailing the amounts to be paid by RSL in connection with the services provided to RSL hereunder.

      Section 8.02. Payments Due; Late Payment Charges. Amounts due hereunder shall be paid within thirty (30) days of receipt of the invoice therefor. Any undisputed amount due hereunder not paid within thirty (30) days of receipt of the invoice therefor shall accrue interest from the date such amount was due at the rate of ten percent (10%) per annum, compounded daily.

      Section 8.03. Disputed Payments. If a dispute arises in good faith with respect to any amount due hereunder, the recipient of the services which are the basis for such dispute shall pay when due the undisputed portion of such amount, if any, and, if the dispute is resolved in the service provider's favor, promptly pay the disputed portion (or applicable part thereof) when the dispute is resolved without the applicable late payment charge otherwise incurred in connection with Section 8.02.

      Section 8.04. Currency. All invoices hereunder shall be rendered, and all payments hereunder shall be made, in U.S. Dollars.


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

                                   ARTICLE IX

                                   Termination

      Section 9.01. Termination for Cause. In the event that either RSL or Delta materially breaches any of its duties or obligations hereunder, which breach shall not be cured within ten (10) days after written notice is given to the breaching party specifying the breach, then either RSL or Delta, as the case may be, may, by giving written notice thereof to the other, terminate this Agreement as of a date specified in such notice of termination, which date shall be no earlier than ten (10) days after the date of such notice.

      Section 9.02. Termination for Bankruptcy. In the event of the Bankruptcy (as hereinafter defined) of either RSL or Delta, then the non-bankrupt party may, by written notice thereof to the party in Bankruptcy, terminate this Agreement as of a date specified in such notice of termination, which date shall be no earlier than ten (10) days after the date of such notice. For the purposes of this Agreement, "Bankruptcy" shall mean the happening of any of the following: (i) the filing of an application for, or a consent to, the appointment of a trustee for all or substantially all of the relevant party's assets, (ii) the filing of a voluntary petition in bankruptcy, or the filing of a pleading in any court of record admitting in writing the relevant party's inability to pay its debts generally as they come due, (iii) the making of a general assignment for the benefit of creditors, (iv) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the relevant party a bankrupt, or appointing a trustee of all or substantially all of such party's assets unless such order, judgment or decree is vacated or stayed on appeal within thirty (30) days or (v) the filing of an involuntary case or other proceeding against the relevant party seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law, which case or proceeding shall not have been dismissed within sixty days after filing.

      Section 9.03. Effect of Termination. In the event of the termination of this Agreement, all rights and obligations of RSL and Delta shall terminate as of the effective date of such termination, except that (i) such termination shall not constitute a waiver of any rights that either RSL or Delta may have by reason of a breach of this Agreement, (ii) such termination shall not constitute a waiver of any right to receive payments that are due and owing pursuant to
Article VII and (iii) the provisions of Article X shall continue in full force and effect.


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

                                  ARTICLE VIII

                                Limited Warranty

      Section 10.01. Disclaimer of General Warranty by RSL. RSL MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE. IN NO EVENT SHALL RSL BE LIABLE TO DELTA FOR ANY SPECIAL, INCIDENTIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT DELTA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF RSL FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, DELTA'S DIRECT DAMAGES.

      Section 10.02. Disclaimer of General Warranty by Delta. DELTA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE. IN NO EVENT SHALL DELTA BE LIABLE TO RSL FOR ANY SPECIAL, INCIDENTIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT RSL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF DELTA FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, RSL'S DIRECT DAMAGES.

                                   ARTICLE IXI

                                 Confidentiality

      Section 11.01. Confidentiality. RSL and Delta each agree that for the longest period permitted by law each shall hold in strictest confidence and, without the prior written approval of the other party hereto, not to use for their own benefit or the benefit of any party other than the other party hereto, or disclose to any person, firm or corporation other than such party (other than as required by law) any confidential proprietary information concerning the business and affairs of the other party hereto; provided, however, that the foregoing limitations and restrictions shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by the directors, officers, shareholders, partners, affiliates, employees, agents or advisors of RSL or Delta, as the case may be, or (ii) is or becomes available to RSL or Delta on a non-confidential basis from a source other than the other party hereto or any of its


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advisors, agents or affiliates, provided that such source is not known by RSL or
Delta, as the case may be, to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto. Each of RSL and Delta recognize that the absence of a time limitation in this Section 10.01 is reasonable and properly required for the protection of the other party hereto and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, RSL and Delta each agree and submit to the imposition of such a limitation as said court shall deem reasonable.

      Section 11.02. Equitable Remedies RSL and Delta each specifically recognize that any breach of Section 11.01 will cause irreparable injury to the other party hereto and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each of RSL and Delta agrees that in the event of any such breach, the other party hereto shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. In addition, RSL and Delta each agree that the provisions of Section 11.01 shall be considered separate and apart from the remaining provisions of this Agreement and shall be enforced as such.

                                    ARTICLE X

                                  Miscellaneous

      Section 12.01. Further Assurances. Each party will, at any time and from time to time after the date hereof, upon the request of the other, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out or further effect the transactions contemplated by this Agreement. Upon request, Delta and RSL will cooperate, and will use their respective best efforts to have their respective officers, directors and other employees cooperate, at the requesting parties' expense, during and after the Term in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Delta and/or RSL.

      Section 12.02. Survival of Representations. All statements, certifications, indemnifications, representations and warranties made by the parties to this Agreement in this Agreement or in any certificate or list delivered pursuant hereto, and their respective obligations to be performed pursuant to the terms hereof and thereof, shall survive the Term notwithstanding
(a) any examination or audit by or on behalf of any party hereto and (b) any notice of a breach or of a failure to perform not waived in writing.

      Section 12.03. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested and postage prepaid or (iii) when sent by telecopy (provided, that, it is simultaneously electronically confirmed), addressed as follows:


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      If to Delta:

                  430 Park Avenue, 5th Floor
`                 New York, NY 10022
                  Fax No.:
                  Attention: Marc M. Tobin, Esq.

      with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Fax No.: (212) 735-2000
                  Attention: David Goldschmidt, Esq.

      If to RSL:

                  c/o RSL Communications, N. America, Inc.
                  767 Fifth Avenue
                  Suite 4300
                  New York, NY  10153
                  Fax No.: (212) 317-1940
                  Attention: Avery S. Fischer, Esq.

      with a copy to:

                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, New York  10022-2585
                  Fax No.: (212) 940-8776
                  Attention: Robert L. Kohl, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto pursuant to the terms hereof.

      Section 12.04. No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

      Section 12.05. Entire Agreement. This Agreement and all other documents to be delivered in connection herewith set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them.

      Section 12.06. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      Section 12.07. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Delta without the prior written consent of RSL. RSL may assign this Agreement to any affiliate of RSL or in connection with a merger or consolidation of RSL or a sale of all or substantially all of RSL's business. Except as provided in the preceding sentence, this Agreement may not be assigned by RSL without the prior written consent of Delta.

      Section 12.08. Publicity; Announcements. Except to the extent required by law, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of the parties hereto and, except as otherwise may be required by law, no public announcement of any of the transactions contemplated hereby will be made by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

      Section 12.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. For purposes of this Agreement, each party hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 11.03. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

      Section 12.10. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

      Section 12.11. Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons referred to may require.

      Section 12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        RSL COMMUNICATIONS, LTD.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DELTATHREE.COM, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


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